First Business Bank First Business Financial Services, Inc. 2022 Annual Meeting of Shareholders The meeting will begin promptly on Friday, April 29, 2022at 10:00 a.m. CDT To submit questions and /or vote during the Annual Meeting, you will need your voter control number that is printed in the shaded bar located on your Notice of Annual Meeting of Shareholders or on your proxy card.
First Business Bank Welcome to the First Business Financial Services, Inc.
2022 Annual Meeting of Shareholders

Agenda Annual Shareholder Meeting Q&A Session Shareholders who entered the meeting using their control number may submit questions by clicking on the message icon in the upper right corner of meeting center screen as seen in the example below. Questions will be answered during the Q&A Session following the conclusion of the Annual Shareholder Meeting.

Rules of Conduct Guidelines for questions: Questions should relate to the Annual Meeting or the Company’s business or strategy. Questions should not: Be unrelated to the Annual Meeting or the Company’s business, operations, or strategy. Further personal interests that may not be of interest to all shareholders. Be rude or derogatory.
Questions that do not follow these guidelines can be ruled out of order. Questions that are similar may be grouped together and answered once. Unauthorized recording of the Annual Meeting is prohibited. A playback of the meeting will be posted on the Company’s Investor Relations website.

Proposals Election of Directors: W. Kent Lorenz Carol P. Sanders Approve, on a non-binding advisory basis, the compensation for our named executive officers. Ratify the appointment of Crowe, LLP as our independent registered public accounting firm for 2022.

Directors Continuing in Office Laurie Benson Mark Bugher Carla Chavarria Corey Chambas John Harris Ralph Kauten Jerry Kilcoyne Kent Lorenz Dan Olszewski Carol Sanders

Directors retiring at the conclusion of the Annual Meeting Jan Eddy Tim Keane

Senior Management Corey Chambas President & CEO, FBFS Jodi Chandler Chief Human Resources Officer Barbara Conley General Counsel Mark Meloy CEO, First Business Bank Jim Hartlieb President, First Business Bank Dan Ovokaitys Chief Information Officer Brad Quade Chief Credit Officer Dave Seiler Chief Operating Officer Ed Sloane Chief Financial Officer

Preliminary Results Elected Directors: W. Kent Lorenz Carol P. Sanders Approved, on a non-binding advisory basis, the compensation for our named executive officers. Ratified the appointment of Crowe, LLP as our independent registered public accounting firm for 2022.

Shareholder Questions Shareholders who entered the meeting using their control number may submit questions electronically by clicking on the message icon in the upper right corner of your meeting center screen.

Additional Information Investor Relations Website: http://ir.firstbusiness.bank/ Contact Us: https://firstbusiness.bank/contact-us/

Thank you.